                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
            for the nine months ended September 30, 1999 and the year
                            ended December 31, 1998
                              (Dollars in millions)

                                                                         Nine months
                                                                            ended                  Year ended
                                                                        September 30,             December 31,
                                                                             1999                      1998
                                                                             ----                      ----
Pretax income (loss) from operations:
    Net income (loss)                                                       $ 341.8                    $(87.3)
    Add income tax expense (benefit)                                          211.6                      (7.6)
    Add extraordinary charge on extinguishment of debt                          -                        11.5
                                                                            -------                    ------

              Pretax income (loss) from operations                            553.4                     (83.4)
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt                                        212.2                     213.7
    Portion of rental(a)                                                        5.2                       5.5
                                                                            -------                    ------

              Fixed charges                                                   217.4                     219.2
                                                                            -------                    ------
              Adjusted earnings                                             $ 770.8                    $135.8
                                                                            =======                    ======

              Ratio of earnings to fixed charges                              3.55X                      (b)
                                                                             ======                    ======

    (a)  Interest portion of rental is assumed to be 33 percent.
    (b) For 1998, adjusted earnings were $83.4 million less than fixed charges. Adjusted earnings for 1998 included an impairment charge of $549.4 million and nonrecurring charges of $108.0 million related to the merger of the Company with Conseco, Inc.